People's Credit Card Master Trust

      Independent Accountants' Report on Management's Assertion Concerning
                  People's Bank's Compliance with Article IV,
               Section 4.2 of the Pooling and Servicing Agreement


                        Independent Accountants' Report

People's Bank
850 Main Street
Bridgeport, Connecticut 06604

Bankers Trust Company
Four Albany Street
New York, New York 10006


We have examined the assertion made by the management of People's Bank ("People's") in the accompanying report, entitled Management Report on People's Bank's Compliance with Article IV, Section 4.2 of the Pooling and Servicing Agreement that, as of December 31, 1998, People's was in compliance with the provisions set forth in Article IV, Section 4.2 of the Amended and Restated Pooling and Servicing Agreement dated March 18, 1997 (as heretofore amended, supplemented or otherwise modified), including the applicable supplements dated March 1, 1995, July 1, 1996, March 18, 1997, September 1, 1997 and March 1, 1998 (collectively, the "Pooling and Servicing Agreement") between Bankers Trust Company, as trustee, and People's as servicer. Management is responsible for People's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about People's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about People's compliance with the aforementioned provisions and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on People's compliance with those provisions.

In our opinion, management's assertion that People's was in compliance with the aforementioned provisions of Article IV, Section 4.2 of the Pooling and Servicing Agreement as of December 31, 1998 is fairly stated, in all material respects.

/s/ KPMG LLP
March 18, 1999